KENAN TRANSPORT COMPANY                                     EXHIBIT 2



                        ASSET PURCHASE AGREEMENT
                        ------------------------


      THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 31st day of October, 1997, by and between Transport South, Inc., a Georgia corporation ("Seller"), and Kenan Transport Company, a North Carolina corporation ("Purchaser"), with reference to the following circumstances:

      A     .Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain of Seller's assets;

      B. Purchaser and Seller desire to effect such acquisition upon the terms and conditions contained herein;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

      1.    PURCHASE AND SALE OF ASSETS.

            1.01 AGREEMENT TO SELL AND PURCHASE. Seller will sell, assign and deliver to Purchaser, and Purchaser will purchase, assume and accept, at the Closing hereunder, the following assets, rights and obligations of Seller (collectively referred to hereinafter as the "Assets" or the "Purchased Assets"): (i) the assets referred to in Schedule 1.01A (the "Personal Property"), (ii) the goodwill related to Seller's common carrier business (the "Goodwill") and the customer lists referred to in Schedule 1.01B (the "Customer Lists"),
      (iii) all rights and obligations of Seller in and under the leases, contracts and other agreements referred to in Schedule 1.01C (the "Assumed Contracts"), including the property which is the subject of such leases and agreements and any improvements thereto, subject to the applicable Assumed Contract (the "Leased Property"), (iv) the real property referred to in Schedule 1.01D (the "Real Property") and (v) the automated dispatch system described on Schedule 1.01E (the "Automated Dispatch System"). The Purchased Assets shall be conveyed to Purchaser free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations referred to in Schedule 1.01C.

            1.02 EARNEST MONEY. Purchaser shall deliver to Seller, within seven (7) days after the execution of this Agreement by both parties, the sum of $100,000 as earnest money (the "Earnest Money"). At Closing, the Earnest Money shall be applied as part

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      payment of the purchase price.  In the event the sale is not consummated in accordance with the terms and conditions of this Agreement due solely to Purchaser's default, Seller shall be entitled to retain the Earnest Money; otherwise the Earnest Money shall be returned to Purchaser upon request. In addition, a nondefaulting party may seek specific performance of the obligations and covenants set forth herein against a defaulting party.

            1.03 PURCHASE PRICE; PAYMENT OF PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE. In consideration of the sale, assignment and delivery of the Assets by Seller to Purchaser, Purchaser will pay to Seller a total purchase price of eleven million dollars
      ($11,000,000), payable as follows:

                  (a)   By application of the Earnest Money at Closing;
             and

                  (b) By wire transfer on or before Closing of ten million nine hundred thousand dollars ($10,900,000) to bank accounts of Seller as per written instructions of Seller given to Purchaser at least twenty-four (24) hours prior to the Closing.

      The purchase price shall be allocated among the Purchased Assets in accordance with Schedule 1.03, and that allocation shall be binding upon Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Purchaser and Seller shall each file tax returns consistently with the foregoing and in accordance with Section 1060 of the Internal Revenue Code.

            1.04 LIABILITIES NOT ASSUMED. Purchaser does not assume and shall not in any fashion be responsible or liable for any obligations or liabilities of Seller except liabilities and obligations arising under the Assumed Contracts, or incurred by Purchaser thereunder, with respect to the period after midnight on the Closing Date (the "Assumed Contract Liabilities").

            1.05 RETAINED ASSETS. Notwithstanding the foregoing, the Assets shall not include and Seller shall retain all right, title and interest in and to all assets not specifically conveyed herein, including but not limited to (i) any and all intangible assets other than the Goodwill and those assets expressly set forth in the Schedules to this Agreement; (ii) all contracts of insurance under which Seller is an insured and any reserves accumulated thereunder;
      (iii) all books and records relating to the business of Seller; and
      (iv) all accounts receivable, notes receivable, cash, cash equivalents, utility deposits, prepaid charges or security deposits of any type in the name of or owned by Seller. It is understood and agreed that Purchaser shall not acquire any of Seller's accounts receivable and all such accounts receivable which are outstanding and/or have been generated but not yet billed, as of the Closing Date shall remain the property of Seller. Any monies received by Seller after the Closing generated by operations of Purchaser after midnight of the Closing Date shall be transmitted to Purchaser without


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      delay.  Any monies that may be received by Purchaser after Closing generated by Seller prior to midnight of the Closing Date, or otherwise intended for Seller and not sold hereunder, shall be transmitted to Seller without delay. Seller shall be responsible for all liabilities and obligations arising under the Assumed Contracts, or incurred by Seller thereunder, with respect to the period prior to midnight on the Closing Date and, accordingly, all liabilities and obligations under the Assumed Contracts shall be prorated and adjusted as of the Closing Date.

            1.06  SOFTWARE

            (a) Seller shall transfer its rights to the software listed on Schedule 1.01A, part 5 by an assignment of the software licenses associated therewith (the "Software Licenses").

            (b) The Automated Dispatch system described in Schedule 1.01E has been developed by employees of Racetrac Petroleum, Inc. ("Racetrac") and Seller. Seller shall transfer the right to use the Automated Dispatch System by granting Purchaser a nonexclusive license to use such system. Racetrac and Seller shall retain the right to use the Automated Dispatch System. Neither Racetrac nor Seller makes or shall make any representation or warranty, express or implied, of any kind or nature whatsoever, with respect to the Automated Dispatch System, and without limitation specifically disclaims and excludes any warranty of merchantability, or fitness for a particular purpose or copyright or lack of infringement.
      There are no written instructions or manuals nor any telephone or other support available with respect to the Automated Dispatch System. Seller will provide Purchaser with the source code of the Automated Dispatch System on disk and loaded on computers in the dispatch terminals. If neither Mike Kinzer nor Chuck Vantubbergen remain employed with Purchaser for at least ninety (90) days after the Closing, then Seller will provide Purchaser, at no cost to Purchaser, up to three (3) days of consultation with respect to the Automated Dispatch System, such consultation to take place in Atlanta, Georgia, or by telephone.

            (c) The Automated Dispatch System is a software application which must coexist with the software programs listed on Schedule
      1.06 part 1 and part 2.  The software programs listed on Schedule
      1.06 part 1 are included in the Personal Property on Schedule 1.01A part 5. The software listed on Schedule 1.06 part 2 cannot be transferred by Seller to Purchaser, and Purchaser shall be responsible for the acquisition of such software.

            (d) Seller will allow Purchaser's employees to use the accounting system software on Purchaser's hardware for up to six months after Closing, if requested by Purchaser.


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      2.    CLOSING; CLOSING DATE.

            2.01 CLOSING. Provided that all terms and conditions hereof required to be satisfied, or satisfaction thereof have been waived by the party entitled to require satisfaction thereof, the closing of the transactions contemplated hereby ("Closing") shall take place on a date and at a place to be determined by the parties, not later than November 28, 1997. The date of the Closing is referred to herein as the "Closing Date". The "Closing" shall mean the deliveries to be made by Purchaser and Seller on the Closing Date in accordance with the provisions of this Agreement. The Closing and all transactions contemplated hereunder shall be effective at midnight on the Closing Date.

            2.02 DELIVERIES OF PURCHASER AT CLOSING. At the Closing, Purchaser will deliver or cause to be delivered, all duly and properly executed, where appropriate:

                  (i) A sum equal to the purchase price paid as provided in Section 1.03(b);

                  (ii) Assignment and Assumption Agreement(s) with respect to the Assumed Contracts substantially in the form attached hereto as EXHIBIT "A";

                  (iii) A Transportation Agreement with Racetrac
            Petroleum, Inc. in the form attached hereto as EXHIBIT "C";
            and

                  (iv) All other items required to be delivered hereunder or as may be requested by Seller which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

            2.03 DELIVERIES OF SELLER AT CLOSING. At the Closing, Seller will deliver or cause to be delivered to Purchaser, all properly and duly executed, where appropriate:

                  (i) A Bill of Sale with respect to the Personal Property substantially in the form attached hereto as EXHIBIT "B";

                  (ii)  Limited warranty deeds with respect to the Real
            Property;

                  (iii) Assignment and Assumption Agreement(s) with
            respect to the Assumed Contracts substantially in the form attached hereto as EXHIBIT "A";

                  (iv) Certificates of title with respect to those Assets for which title is evidenced by same;

                  (v)   The Customer Lists;


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                  (vi)  A Transportation Agreement with Racetrac
            Petroleum, Inc. in the form attached hereto as EXHIBIT "C";

                  (vii) An Assignment of the Software Licenses in a form
            reasonably acceptable to Purchaser and Seller;

                 (viii) A license with respect to the Automated Dispatch
            System in a form reasonably acceptable to Purchaser and Seller and meeting the requirements of Section 1.06, above; and

                  (ix) All other items required to be delivered hereunder or as may be requested by Purchaser which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

            2.04 CONCURRENT CONDITIONS. The performance or tender of performance of all matters applicable to a party under this Agreement shall be deemed concurrent conditions and no party shall be required to perform, or tender performance of, the obligations of such party hereunder unless, coincident therewith, each other party from whom performance is required under this Agreement performs or tenders performance of its obligations hereunder.

            2.05 EXPENSES; PRORATION. Whether or not the transactions described in this Agreement are consummated, each of the parties hereto shall pay its own expenses and costs incurred or to be incurred in negotiating, closing and carrying out this Agreement and in consummating the transactions described herein. Notwithstanding the foregoing, Purchaser shall be responsible for the payment of the costs of all transfer, documentary or sales taxes, and all other expenses incident to the transfer of the Assets, including the recordation of deeds and instruments of transfer and the costs of all title examinations, title insurance premiums and lien searches, if any. All real estate taxes, ad valorem taxes, personal property and other taxes, fees, licenses and other charges attributable to the ownership or use of the Assets shall be prorated as of the Closing Date. If the actual amount of taxes is not known on the Closing Date, the same shall be prorated on the basis of the amount of taxes payable in 1996 and shall be adjusted between the parties when the actual amount of taxes payable in 1997 is known to Purchaser and Seller. Charges for utility services to each respective Real Property or Leased Property, including water, sewer, trash pickup, electric, gas and telephone, shall be prorated as of the Closing Date outside of the Closing. Utility deposits, security deposits and prepaid rent shall be credited to Seller at Closing. Seller may contact all utility companies serving the Real Property or Leased Property and request that service be discontinued or placed in the name of Purchaser as of the Closing Date, and Purchaser shall be responsible for payment for all bills for such utilities based on usage from and after the Closing Date.

            2.06 SALES AND PAYROLL ALLOCATION. Sales and accounts receivable generated after midnight of the Closing Date, as determined by the loading manifest time, shall


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      belong to Purchaser.  Driver payroll generated after midnight of the
      Closing Date, as determined by the loading manifest time, shall be the responsibility of Purchaser.

            2.07 CONSENTS AND WAIVERS. Seller and Purchaser will co-operate to obtain the consent, waiver or approval of any other party which may be required with respect to the assignment and assumption of any Assumed Contract. Closing may be extended by either party if additional time is necessary to obtain any such consent, waiver or approval which is not waived by Purchaser.

      3. REPRESENTATION AND WARRANTIES BY SELLER. Seller represents and warrants to Purchaser as follows:

            3.01 ORGANIZATION, STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted; and it is duly qualified and in good standing as a foreign corporation authorized to do business in those states listed on Schedule 3.01, which are all of the states where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication.

            3.02 AUTHORIZATION AND APPROVAL. All corporate proceedings or corporate action required to be taken by Seller relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

            3.03 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT, AUTHORITY. Neither the execution, delivery nor performance of this Agreement by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's Certificate of Incorporation or Bylaws or any mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Seller is a party or by which it may be bound or affected. Seller has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

            3.04 CONSENTS. By their express terms, the Assumed Contracts may require the consent or approval of a third person in connection with the assignment and assumption thereof. There are no other consents, permits, authorizations and approvals required in connection with the performance of Seller's obligations under this Agreement.

            3.05 ASSUMED CONTRACTS. Schedule 1.01C sets forth all of the Assumed Contracts. There have been delivered to the Purchaser true and complete copies of all of


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      the Assumed Contracts (and all amendments, waivers or other modifications thereto). All of such Assumed Contracts are valid, subsisting, in full force and effect, binding upon the Seller, and to the best knowledge of the Seller, binding upon the other parties thereto in accordance with their terms, and the Seller is not in material default under any of them, nor, to the best knowledge of the Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

            3.06 TITLE OF ASSETS; LIENS. The Seller owns outright and has good and marketable title to the Personal Property, the Goodwill, the Customer Lists and the Real Property (the "Owned Assets"), free and clear of any deed of trust, mortgage, security interest, claim, lien (including any tax lien) or other encumbrance, except for liens or other encumbrances securing AD VALOREM taxes for the current year or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, and except for the liens and other encumbrances listed in Schedule 1.01C. Upon delivery of and payment for the Owned Assets as herein provided, the Purchaser will acquire all of the Seller's right, title and interest thereto, free and clear of any claim, lien or other encumbrance.

            3.07  FINANCIAL STATEMENTS.

            (a) Seller has heretofore delivered to Purchaser copies of its audited financial statements for the years ended December 31, 1996 and December 31, 1995, together with the report of Grant Thornton thereon (hereinafter referred to as the "Financial Statements"). The Financial Statements contain the balance sheets of the Seller at such dates and the related statements of income and retained earnings. The Financial Statements, together with the notes thereto, present fairly the financial position of the Seller and the results of its operations for the years then ended, in conformity with generally accepted accounting principles applied on a consistent basis.

            (b) The Interim Financial Statements of the Seller for the nine months ended September 30, 1997, which will be delivered to the Purchaser prior to the Closing, will present fairly the financial position of the Seller as of September 30, 1997 and the results of its operations for the nine months then ended in conformity with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Financial Statements.

            3.08 BROKERAGE. Other than The Robinson-Humphrey Group, Inc. (to which Purchaser has no liability or obligation of any kind whatsoever), no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Seller, or any action taken by it.


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            3.09  ABSENCE OF CERTAIN CHANGES.  Since July 31, 1997, there has not been:

                  (a) any material net loss of customers or any other material net adverse change in the Seller's relationships with its customers; or

                  (b) any other material adverse change in the business or prospects of the Seller, other than economic or regulatory changes generally known throughout the Seller's industry as a whole and not unique to the Seller's business.

            3.10 COMPLIANCE WITH LAW. Seller has conducted its business so as to comply with, and is in compliance in all material respects with, all laws, statutes, regulations, rules and other requirements of any governmental authority applicable to it.

            3.11 ENVIRONMENTAL MATTERS. The use, maintenance, operation and condition of the Real Property and the Leased Property are presently, and at all times have been, in compliance with all laws relating to pollution, waste disposal or the protection, preservation or restoration of the environment.

            3.12 CONDITION OF PERSONAL PROPERTY. The Personal Property and those items of Leased Property constituting personal property are in good operating condition, order and repair, ordinary wear and tear excepted.

            3.13 CUSTOMER LISTS. The customers listed on the Customer Lists are all current customers of Seller, and Seller does not know or have any reason to believe that any such customer will not do business with the Purchaser after the Closing or that there will be any material net decrease in the volume or revenue of the business of any such customer with the Purchaser after the Closing from the volume or revenue of its business with Seller before the Closing.

      4. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller as follows:

            4.01 ORGANIZATION, STANDING AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Purchaser has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted; and it is duly qualified and in good standing as a foreign corporation authorized to do business in all states where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it require such qualification, licensing or domestication.

            4.02 AUTHORIZATION AND APPROVAL OF AGREEMENT. Subject to the approval of this Agreement by Purchaser's Board of Directors, all corporate proceedings or corporate action required to be taken by Purchaser relating to the execution and delivery of this


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      Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

            4.03 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's Certificate of Incorporation or Bylaws or any mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

      5.    COVENANTS OF SELLER PENDING CLOSING.

            5.01 CO-OPERATION. Prior to the Closing, Seller will cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any other party to any Assumed Contracts where the consent of such other party may be required by reason of the transactions contemplated hereby.

            5.02 ACCESS TO INFORMATION AND DOCUMENTS. Upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to Seller's personnel and all properties, documents, contracts, books and records of Seller. No investigation by the Purchaser shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller.

            5.03 NOTICE OF CHANGE; SUBSEQUENT AMENDMENT OF DISCLOSURE SCHEDULES. Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

            5.04 CONDUCT OF BUSINESS PRIOR TO CLOSING. During the period from the date hereof to the Closing Date, Seller will conduct its business only in the ordinary course, will use reasonable efforts to keep its workforce in place for the purposes of maintaining a level of service consistent with the Seller's past practice and preserving the Seller's customer base and the goodwill associated with the Purchased Assets, and will perform and comply in all material respects with the terms of the Assumed Contracts.


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      6.    ADDITIONAL COMMITMENTS, COVENANTS, AGREEMENTS AND ARRANGEMENTS
BETWEEN PARTIES.

            6.01 BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not specifically assumed by Purchaser under this Agreement. Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims.

            6.02 EMPLOYEE MATTERS. Seller intends to retain the employees set forth on Schedule 6.02 (the "Retained Employees") for the continuation of its retained business interests. Seller intends to terminate all other employees as of the Closing Date. Prior to Closing, Seller shall provide Purchaser reasonable opportunity to interview, test and evaluate employees of Seller other than the Retained Employees to determine which employees it wishes to hire. Purchaser shall notify Seller at least 48 hours prior to Closing of which employees of Seller (other than the Retained Employees) that it does not intend to hire. Seller will be responsible for all accrued pay and benefits as of midnight of the Closing Date under any employee benefit plan or arrangement and for the payment of any severance or other termination-related obligations to employees terminated by Seller as may be required by applicable law or otherwise. All offers of employment by the Purchaser will be for employment on an at-will basis.

            6.03 NO PENDING LITIGATION REGARDING AGREEMENT. Neither Purchaser nor Seller shall be obligated to consummate the transactions contemplated herein, if on the Closing Date, any action or proceeding shall have been threatened or commenced against Seller or Purchaser by a third party seeking to restrain or prohibit the performance of, or to obtain damages or other relief in conjunction with, this Agreement or any of the transactions contemplated hereby.

            6.04 ACKNOWLEDGMENTS. Purchaser hereby represents and acknowledges that: Purchaser is familiar with the business in which Seller is engaged, is fully aware of the problems and risks involved in engaging in such business, and based on its knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of the purchase contemplated hereunder; Purchaser's decision to purchase the Assets is based solely on its own investigation, and Purchaser is not relying on any representation, warranty or information provided by Seller except as expressly set forth in this Agreement; Purchaser has been given ample time and opportunity to consult with advisors of Purchaser's own choosing about the potential benefits and risks of entering into this Agreement; No one is authorized on behalf of Seller to make any representations regarding this Agreement or the business of Seller other than as expressly set forth in this Agreement, and if any such representations have been made, Purchaser may not rely on such representations, but must look solely to the terms of this Agreement.


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            6.05  USE OF NAME/TRANSITION.  Seller will cooperate with
      Purchaser with respect to the transition of business operations from Seller to Purchaser. Effective upon Closing and for a period of one hundred eighty (180) days thereafter, Seller hereby grants to Purchaser the right and license to use the name "Transport South" and "Transport South, Inc." and any applicable operating authority or vehicle registration of Seller in connection with the operation of the trailers and tractors to be conveyed hereunder. At all times while Purchaser may use such names, authority or registration, Purchaser shall maintain in full force and effect, comprehensive general liability, auto and workers' compensation insurance covering liability for bodily injury, including death, and property damage with combined single limits of at least $10,000,000 per occurrence. Such insurance shall list Seller as an additional insured, shall contain a waiver of the insurer's right of subrogation against Seller, and shall provide that the policy cannot be canceled as to Seller, nor shall a material change in coverage be effective, except after the insurer gives thirty (30) days' written notice to Seller. Purchaser shall provide a certificate of insurance evidencing same to Seller including such 30-day notice, at Closing. Seller retains the right to use the name "Transport South" and "Transport South, Inc."

            6.06 TRADEMARK/SIGN USAGE. Subject to the rights of Purchaser under Section 6.05 above, Seller shall have the right to de-image and/or remove from each of the Assets, before or after the Closing, any personal property or signage on which Seller's name or logo appears. Purchaser hereby agrees not to use any trademarks, trade names, logos, emblems or other forms of identification in any way associated with Seller or Seller's business, except as permitted by Section 6.05 above.

            6.07 RISK OF LOSS. The risk of loss or damage to the Assets shall be borne by Seller through and including the Closing Date. Upon the occurrence of any loss or damage to any of the Assets, Seller shall notify Purchaser of such damage in writing within three
      (3) business days and stating with particularity the extent of such damage, and the purchase price of the Assets shall be adjusted by mutual agreement of the parties, which agreement shall not be unreasonably withheld. If the parties cannot agree with respect to such adjustment, the amount of the adjustment shall be equal to the estimated cost to repair or replace the damaged or lost Asset, not to exceed the fair market value of such Asset based upon the wholesale blue book value or other available wholesale broker information.

            6.08 POST CLOSING SERVICES. Upon request from time to time for a period of one hundred eighty (180) days after Closing, Purchaser shall, free of charge, a) provide Seller with such services as may be reasonably requested by Seller in connection with the wind-up of that portion of Seller's business which was related to the Assets, and b) cause its employees to assist Seller in the investigation, defense or resolution of any ongoing matters in which such employee was involved or may have knowledge, including without limitation, resolution of workers' compensation, litigation, unemployment and tax issues.



            6.09  ONGOING BUSINESS/NONCOMPETE.

                  (a) Purchaser acknowledges that Seller intends to continue in business following the Closing and will retain all assets and employees related to services performed exclusively for Racetrac Petroleum, Inc. ("Racetrac") and its affiliates. As used herein, "affiliate" shall mean any entity now or hereafter controlled by, under the control of, or under common control with Racetrac or any of its shareholders.

                  (b) For a period of five (5) years from and after the Closing Date, neither Seller, Racetrac nor any of their affiliates shall, directly or indirectly within the market where Seller is currently operating or within any other market, own, manage, operate, control, participate in or be engaged in any business that transports gasoline, diesel or aviation fuels, in bulk or in fuel tanks, in competition with the business of Purchaser. The provisions of this Section 6.09(b) shall not apply to services performed exclusively for Racetrac or its affiliates.

                  (c) Seller and Racetrac acknowledge that the covenants contained in Section 6.09(b) are reasonable and necessary for the protection of the interests of Purchaser in the Assets being purchased pursuant to this Agreement and that any violation thereof shall give rise to irreparable injury to Purchaser inadequately compensable in damages. Accordingly, in addition to other remedies provided by law or equity upon any breach by Seller or Racetrac or any of their affiliates of the covenants contained in Section 6.09(b), Purchaser shall be entitled to have a court of competent jurisdiction enter injunctive relief prohibiting any further breach of the covenants contained therein, and neither Seller, Racetrac nor any of their affiliates shall assert in any such action that Purchaser has an adequate remedy at law.

            6.10 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

            6.11 PUBLIC ANNOUNCEMENTS. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of the Purchaser and the Seller, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. Seller acknowledges that information with respect to this Agreement and the negotiations of the parties with respect hereto may constitute "material inside information" for the purpose of federal and state securities laws.

            6.12 PURCHASER'S ACCESS. After the Closing, Purchaser shall have access, at reasonable times and on reasonable notice, to all of Seller's books and records pertaining to the Purchased Assets and Seller's business prior to the Closing.



            6.13 ENVIRONMENTAL AUDITS. Seller will provide Purchaser and its representatives such access to the Leased Property and the Real Property as Purchaser may reasonably request from time to time for the purpose of having performed Phase I environmental audits. In the event that the Purchaser determines, in its sole discretion, that the audit report with respect to any Leased Property is unacceptable, then Purchaser may elect not to assume the lease or contract covering that Leased Property. In the event that Purchaser determines, in its sole discretion, that the audit report with respect to any Real Property is unacceptable, then Purchaser may elect not to purchase that Real Property and the purchase price for the Assets will be reduced by the fair market value of that Real Property.

      7. CONDITIONS TO PURCHASER'S PERFORMANCE. The obligation of the Purchaser to consummate the transactions provided for herein is subject to the fulfillment of the following conditions, any one or more of which may be waived by Purchaser:

            7.01 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date. Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by an officer of the Seller on behalf of the Seller to the foregoing effect and stating that to the knowledge of such officer all conditions to the Purchaser's obligations hereunder have been satisfied.

            7.02 THIRD PARTY CONSENTS. Except to the extent waived by Purchaser in writing, the Purchaser shall have received (a) evidence of the receipt of all authorizations, consents and permits of others required to permit the consummation of the transactions contemplated by this Agreement, including without limitation the consents referenced in Section 3.04, or (b) with respect to any Assumed Contract for which Seller and Purchaser are unable to obtain the required consent, waiver or approval of a third party, any one of the following in lieu of the assignment and assumption of such Assumed Contract:

                  (i) a sublease of, or a similar transfer of rights and obligations under, such Assumed Contract where Seller remains primarily liable thereunder, provided such sublease or similar transfer does not require the consent, waiver or approval of any third party, or

                  (ii) an assignment and assumption of a substitute lease, contract or agreement for which all consents, waivers and approvals have been obtained and which provides Purchaser with rights and obligations of equal value as the rights and obligations which Purchaser would have realized under the Assumed Contract.



            7.03 LITIGATION. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, that has or may have, in the reasonable opinion of the Purchaser, a materially adverse effect on the Purchased Assets.

            7.04 DELIVERY OF INSTRUMENTS OF TRANSFER AND OTHER DOCUMENTS. Seller shall have delivered or caused to be delivered to the Purchaser the instruments of transfer and other documents described in Section 2.03 above.

            7.05 CONSENTS. Seller and Grant Thornton shall have delivered to Purchaser such consents as Purchaser may reasonably request with respect to the inclusion of the Financial Statements and the Interim Financial Statements (as defined in Section 3.07 above) in reports required to be filed by Purchaser with the Securities and Exchange Commission. Any and all costs associated with an SEC filing, including costs or expenses of Grant Thornton, shall be paid by Purchaser.

      7B.   NOTICE AND CURE.  If Purchaser is not obligated to consummate the transactions provided for herein due to the occurrence of any default by Seller hereunder or failure of the fulfillment of any condition set forth in Section 7 above, then Purchaser shall provide Seller with written notice thereof, and Seller shall have the opportunity to cure such default or fulfill such condition and the Closing shall be extended until such time as Seller has cured such default or fulfilled such obligation, but in no event later than thirty (30) days after the date on which the Closing would otherwise have been held.

      8.    INDEMNIFICATION.

            8.01 SURVIVAL. Notwithstanding any right of any party to investigate fully the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of each other party in this Agreement or in any Schedule, certificate or financial statement delivered by any party pursuant hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder and be indemnified in accordance with this Section 8.

            8.02 CLAIMS. As used in this Section 8, (i) "CLAIM" means any Purchaser Claim or Seller Claim, (ii) "PURCHASER CLAIM" means a claim based upon, arising out of or otherwise in respect of (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement or any other agreement delivered by Seller at the Closing or (b) any liability or obligation of Seller of any kind whatsoever (other than the Assumed Contract Liabilities) and (iii) "SELLER CLAIM" means a claim based upon, arising out of or otherwise in respect of (a) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or any other agreement delivered by Purchaser at the Closing, (b) any liability or obligation or Purchaser of any kind whatsoever (including the Assumed Contract Liabilities), or (c) any use by Purchaser of the name "Transport


      South" or "Transport South, Inc." after the Closing in accordance with Section 6.05 above (including use of Assets by Purchaser which bear decals with such name).

            8.03 OBLIGATION OF THE SELLER TO INDEMNIFY. Seller agrees to indemnify, defend and hold harmless the Purchaser (and its directors, officers, employees, affiliates and assigns) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys' fees) ("LOSSES") based upon, arising out of or otherwise in respect of any Purchaser Claim.

            8.04 OBLIGATION OF THE PURCHASER TO INDEMNIFY. Purchaser agrees to indemnify, defend and hold harmless the Seller (and its directors, officers, employees, affiliates and assigns) from and against any Losses based upon, arising out of or otherwise in respect of any Seller Claim.

      9.    GENERAL PROVISIONS.

            9.01 LEGAL COSTS. In the event that any party (the "Defaulting Party") defaults in its obligations under this Agreement and, as a result thereof, the other party ("Non-Defaulting Party") commences an action to legally enforce its rights hereunder against the Defaulting Party, then the Defaulting Party shall promptly pay to the Non-Defaulting Party an amount equal to all costs and expenses (including reasonable attorneys' fees) paid or incurred by the Non-Defaulting Party in connection with such enforcement.

            9.02 NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or upon receipt when mailed by first class registered or certified mail, return receipt requested, addressed to the parties at the addresses set forth on the signature pages hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid.)

            9.03 INTEGRATION, AMENDMENT. This writing (including the schedules) constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

            9.04 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            9.05 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of each party hereto, its successors and assigns.

            9.06 CAPTIONS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.



            9.07 COOPERATION. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            9.08 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

            9.09 GOVERNING LAW. This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Georgia applicable to contracts made and to be performed therein, without reference to its conflict of laws provisions.

            9.10 BROKERAGE COMMISSION. The parties acknowledge that The Robinson-Humphrey Company, Inc. has been involved in the negotiations for this property and Seller agrees to pay said Broker outside of Closing.

            9.11 SEVERABILITY. The provisions of this Agreement are severable, it being the intention of the parties that the invalidity or unenforceability of any provision hereof shall not affect or impair any other provision.

            9.12 SURVIVAL. The provisions of this Agreement shall survive Closing.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                        "SELLER":

                        TRANSPORT SOUTH, INC.

                        By:  ________________________________________

                        Name: _______________________________________

                        Title: ______________________________________

                        Address: ____________________________________
                                 ____________________________________
                                 ____________________________________


                        "PURCHASER":

                        KENAN TRANSPORT COMPANY

                        By:  ________________________________________

                        Name: _______________________________________

                        Title: ______________________________________

                        Address: ____________________________________
                                 ____________________________________
                                 ____________________________________



                              JOINDER AGREEMENT


      Racetrac Petroleum, Inc. joins in this Agreement for the purpose of agreeing, on behalf of itself and its affiliates (as defined in Section 6.09(a)) and their respective successors and assigns, to be bound by the provisions of Section 6.09 of this Asset Purchase Agreement.


                        RACETRAC PETROLEUM, INC.

                        By:  ________________________________________

                        Name: _______________________________________

                        Title: ______________________________________

                        Address: ____________________________________
                                 ____________________________________
                                 ____________________________________




                          SCHEDULES AND EXHIBITS


Schedule 1.01A    PERSONAL PROPERTY

Schedule 1.01B    CUSTOMER LISTS

Schedule 1.01C    ASSUMED CONTRACTS

Schedule 1.01D    REAL PROPERTY

Schedule 1.01E    AUTOMATED DISPATCH SYSTEM

Schedule 1.03     PURCHASE PRICE ALLOCATION

Schedule 1.06     SOFTWARE THAT CO-EXISTS WITH AUTOMATED DISPATCH SYSTEM

Schedule 3.01     STATES WHERE SELLER IS AUTHORIZED TO TRANSACT BUSINESS

Schedule 6.02     RETAINED EMPLOYEES

Exhibit A         ASSIGNMENT AND ASSUMPTION AGREEMENT


Exhibit B         BILL OF SALE

Exhibit C         TRANSPORTATION AGREEMENT


